Exhibit 10.2

March 26, 2020

W. Alexander Holmes,
Chairman and Chief Executive Officer
2828 N. Harwood Street
Suite 1500
Dallas, TX 75201

Re: Voluntary Salary Reduction

Dear Alex:

This letter is to confirm your voluntary base-salary reduction of 20%, from a previous annual salary of $875,000 to a new annual base salary of $700,000. You additionally agree to forfeit any salary increase previously promised to you for 2020. This reduction goes into effect on April 4, 2020, and will remain in effect until such time as the Board determines in its discretion that the effects of the COVID-19 novel coronavirus have subsided. Any amounts relinquished pursuant to this reduction in salary may be paid in the future, as determined by the Board in its discretion.

You hereby agree that this salary reduction is voluntarily made and does not constitute a breach of your March 2, 2018, amended and restated employment agreement (“Employment Agreement”) or a material change in the terms and conditions of your employment so as to invoke a right to severance. To the extent required, this letter constitutes an amendment to your Employment Agreement.

Please sign below indicating your agreement to the terms reflected herein.

Sincerely,

/s/ Robert Villaseñor

Robert Villaseñor,
General Counsel and Secretary

Agreed:

/s/ W.Alexander Holmes	March 26, 2020
W. Alexander Holmes	Date